Exhibit 1.1

Brainstorm Cell Therapeutics Inc.

AMENDMENT NO. 1 TO The DISTRIBUTION AGREEMENT

April 2, 2024

Leerink Partners LLC
1301 Avenue of the Americas, 12th Floor
New York, New York 10019

Raymond James & Associates, Inc.
277 Park Avenue, Suite 410
New York, New York 10172

Ladies and Gentlemen:

Brainstorm Cell Therapeutics Inc. (the “Company”), together with Leerink Partners LLC (“Leerink Partners”) and Raymond James & Associates, Inc. (“Raymond James”), are parties to that certain Distribution Agreement, dated August 9, 2021 (the “Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

In connection with the foregoing, the parties desire to amend the Agreement as set forth in this Amendment No. 1 thereto (this “Amendment”) to terminate the participation of Leerink Partners as an agent (the “Prior Agent”) in the offering of Shares under the Agreement as follows:

1.	The definitions of “Agents” in the first paragraph of the Agreement is hereby amended to delete Leerink Partners and all references to “Agents” in the Agreement are intended to reference solely the single remaining Agent unless and until the Agreement is further amended to add any additional Agent(s).

2.	The heading on the first page of the Agreement is hereby amended to delete the name and address of the Prior Agent.

3.	Section 10 of the Agreement is hereby amended to delete the name and address of the Prior Agent.

3.	Each of Exhibit A to the Agreement, Exhibit B to the Agreement and Exhibit D to the Agreement are hereby amended to delete all references to the Prior Agent.

4.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

5.	As of the date of this Amendment, the parties agree that the Prior Agent shall no longer be considered to be an Agent under the Agreement, and all of its rights and obligations under the Agreement are hereby terminated, except that the provisions of Section 4(r) (payment of expenses), Section 8 (Termination), Section 9 (Indemnity and Contribution), Section 11 (No Fiduciary Relationship), Section 13 (Governing Law; Construction), Section 14 (Persons Entitled to Benefit of Agreement), Section 15 (Counterparts), Section 16 (Survival), and Section 20 (Submission to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination as to the Prior Agent; provided, however, that the consent of the Prior Agent shall not be required for any amendment or modification to or waiver of any provision of the Agreement except for any amendment or modification to or waiver of any of the provisions of the Agreement that remain in full force and effect with regard to the Prior Agent that would adversely affect the rights of the Prior Agent.

6.	This Amendment together with the Agreement (including all exhibits attached hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company, Leerink Partners and Raymond James. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Agreement shall continue to refer to the date of the Agreement.

7.	The Company, Leerink Partners and Raymond James hereby irrevocably waive any right either may have to a trial by jury in respect of any claim based upon or arising out of this agreement or any transaction contemplated hereby.

8.	This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

9.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

If the foregoing correctly sets forth the understanding between the parties, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding amendment to the Agreement.

Very truly yours,

Brainstorm Cell Therapeutics Inc.

By:	/s/ Chaim Lebovits
Name:	Chaim Lebovits
Title:	President and Co-Chief Executive Officer

Accepted as of the date hereof:

Leerink Partners LLC

By:	/s/ Peter M. Fry
Name:	Peter M. Fry
Title:	Senior Managing Director, Head of Alternative Equities

Raymond James & Associates, Inc.

By:	/s/ Jeanna Bryan
Name:	Jeanna Bryan
Title:	MD, Head Trader

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